FORM 5

[ ] Check box if no longer                 ------------------------------------
    subject to Section 16.                             OMB APPROVAL
    Form 4 or Form 5                       ------------------------------------
    obligations may continue.               OMB Number                3235-0362
    See Instruction 1(b)                    Expires:          December 31, 2001
[ ] Form 3 Holdings Reported                Estimated average burden
[ ] Form 4 Transactions Reported            hours per response .............1.0
                                           ------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

-------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*

     Ratoff,                          Steven                          B.
     --------------------------------------------------------------------
     (Last)                          (First)                     (Middle)

                       InKine Pharmaceutical Company, Inc.
                1787 Sentry Parkway West, Building 18, Suite 440
     --------------------------------------------------------------------
                                    (Street)

     Blue Bell,                       PA                          19422
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)

-------------------------------------------------------------------------------
 2. Issuer Name and Ticker or Trading Symbol

                   InKine Pharmaceutical Company, Inc. (INKP)
-------------------------------------------------------------------------------
 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
-------------------------------------------------------------------------------
 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
         12/2000                       |
                                       |
-------------------------------------------------------------------------------
 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [  X ]  Director                     [    ]  10% Owner

        [    ]  Officer                      [    ]  Other (specify below)
                (give title below)


        ----------------------------------   ---------------------------------
-------------------------------------------------------------------------------
7. Individual or Joint/Group Reporting (Check all applicable)

_X_ Form Filed by One Reporting Person
___ Form Filed by More than One Reporting Person

-------------------------------------------------------------------------------
TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
           Owned
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Securities Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 and 5)
                                 |                           |                         |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |      Amount    |  (A)or  |    Price
                                 |                           |                         |                |  (D)    |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned as  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Issuer's Fiscal |    Indirect (I)         |
                                 |    Year (Instr. 3 and 4)  |    (Instr. 4)           |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
===================================================================================================================================

* If the form is filed by more than one reporting person,
  see instruction 4(b)(v).                                                (over)
                                                                 SEC 2270 (7-96)

-------------------------------------------------------------------------------
TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date    | 4. Transaction |  5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)    |    Code (Instr.|     Securities Acquired
                                 |     Derivative Security   |                        |    8)          |     (A) or Disposed of
                                 |                           |                        |                |     (D) (Instr. 3, 4 and 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                        |                |     (A)     |    (D)
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to buy)      |       $7.656              |         11/20/00       |       A        |   10,000    |
-----------------------------------------------------------------------------------------------------------------------------------
Right to Receive Stock Grant     |                           |                        |                |             |
(Subject to time vesting)        |        (FN2)              |         11/20/00       |       A        |   15,000    |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                        |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                        |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                        |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                        |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                        |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                        |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                        |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                        |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                        |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                        |                |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
 Stock Option (Right to buy)     |     (FN1)     |    11/19/10  | Common Stock   |      10,000         |
-----------------------------------------------------------------------------------------------------------------------------------
Right to Receive Stock Grant     |               |              |                |                     |
(Subject to time vesting)        |     (FN2)     |    11/19/10  | Common Stock   |      15,000         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership of Derivative          | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Year      |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to buy)      |          10,000              |                 D                    |
-----------------------------------------------------------------------------------------------------------------------------------
Right to Receive Stock Grant     |                              |                                      |
(Subject to time vesting)        |          15,000              |                 D                    |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:

(FN1) On the Transaction Date, the reporting person was granted options to buy 10,000 shares of common stock. Of these options, 2,000 were immediately exercisable, while the remaining 8,000 options will become exercisable as follows: 2,000 options one year after the Transaction Date, 2,000 options two years after the Transaction Date, 2,000 options three years after the Transaction Date, and the remaining 2,000 options four years after the Transaction Date.

(FN2) On the Transaction Date, the reporting person was granted the right to receive 15,000 shares of common stock. The right to receive these shares will vest one year after the Transaction Date.


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    /s/ Robert F. Apple                                  February 9, 2001
------------------------------------                   -------------------
**Signature of Reporting Person                               Date
  Robert F. Apple
  as attorney-in-fact for
  Steven B. Ratoff

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                         Page 2
                                                                SEC 2270 (7-96)